COMPANY CONTACT: Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE May 7, 2008

Cooper Tire & Rubber Company Reports
First Quarter Results

First Quarter Highlights

•	Net sales for the quarter increased to $679 million.

•	International Operations reported record sales for the first quarter of $232 million, up 27 percent.

•	Operating profit of $10 million.

•	International Operations operating profit of $7 million.

•	Share repurchases of $14 million or 803,300 shares.

Findlay, Ohio, May 7, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $2 million, or 3 cents per share, for the quarter ended March 31, 2008. Net sales for the period were $679 million, an increase of $10 million over the prior year. The increased revenues were driven by volumes in the International segment. As with many North American based manufacturing companies, Cooper faced challenges during the quarter that adversely affected operating results. These challenges included increased raw material costs, increased products liability costs, and decreased volumes in North America.

Net income for the quarter includes $344 thousand of income from discontinued operations net of income taxes compared to $1 million in 2007.

The Company repurchased 803 thousand shares for $14 million. This brings the Company’s total shares repurchased in the last six months to 3.8 million, or six percent of the company’s outstanding shares. Debt repurchases during the quarter totaled $14 million.

North American Tire Operations

North American Tire generated sales of $498 million, down 3% from 2007’s record first quarter, and $8 million in operating profit which was considerably below the first quarter of 2007. The segment’s decrease in sales, compared to the first quarter of 2007, was the result of lower unit volumes partially offset by improved mix. The largest volume decreases were in the areas of economy passenger and light truck tires. While this shortfall was greater than industry declines as reported by the Rubber Manufacturers Association, a portion of the decline was a result of the Company’s strategic decisions to eliminate one brand and to exit sales of certain less profitable lines. The Company had also benefited during the first quarter of 2007 from the strike of a competitor.

Operating profit for North American Tire declined year over year as a result of several key operating factors. An improved price to raw material relationship of $7 million compared to the first quarter of 2007 was offset by the decreased volumes, affecting operating profit by $12 million. Plant operations improved sequentially as the benefits from projects implemented in the second half of 2007 were delivered. Products liability expense for the quarter was $14 million higher, mostly related to revised estimates on existing reserves.

The declining dollar’s impact and other factors are driving record-high raw material prices, specifically, in natural rubber and oil-derived materials. The LIFO accounting method results in the most recent costs being charged against sales. When costs moderate, the North American operations will experience lower charges to cost of goods sold than would be reported under a first-in, first-out accounting method.

The North American segment was successful in rebuilding inventories to more acceptable levels while maintaining industry leading fill rates for its customers.

International Tire Operations

The Company’s International Tire Operations reported sales of $232 million in the quarter, an increase of 27 percent compared with the first quarter of 2007. The segment’s operating profit improved by 13 percent to $7 million from the prior year. This increase was driven by higher unit volumes and pricing, offset by increased raw material and advertising costs in China as market development activities continue.

Management Commentary and Outlook

Recent changes in macroeconomic conditions in North America have created a new set of challenges for our Company. Consumers have reduced the number of miles driven in reaction to the economic slowdown, and subsequently are delaying tire purchases. Raw material costs have continued to climb and show no signs of declining in the near term.

Roy Armes, Chief Executive Officer, added, “Despite these headwinds, we are well-positioned and fully committed to our long-term strategy to build a sustainable and cost competitive supply of tires, profitably grow our business, and increase our organizational capabilities. We are fortunate to be in a position to deal with this current economic environment with a strong balance sheet, high liquidity levels and the anticipated sale of our investment in Kumho Tire Company. We have the financial strength to pursue these goals going into the second quarter, the rest of the year and beyond.

“We will increase our focus on delivering cost improvements during 2008, with the many initiatives we already have in place. These efforts, seasonal volume increases, very good order patterns in specific profitable tire lines, and success in implementing price increases, provide support for our belief that results will be appreciably more favorable as the economy improves.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 67 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;

•	the failure of the Company to achieve the full cost reduction and profit improvement targets; and

•	the inability or failure to implement the Company’s strategic plan.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended March 31
	2007	2008
Net sales	$669,600	$679,321
Cost of products sold	598,761	623,083

Gross profit	70,839	56,238
Selling, general and administrative	40,663	46,684
Restructuring charges	1,047	—

Operating profit	29,129	9,554
Interest expense	12,519	11,478
Interest income	(3,529)	(3,723)
Debt extinguishment	—	583
Dividend from unconsolidated subsidiary	(2,007)	(1,943)
Other income – net	(4,606)	(1,317)

Income from continuing operations before income taxes	26,752	4,476
Income tax expense	(6,848)	(1,048)

Income from continuing operations before income attributable to noncontrolling shareholders	19,904	3,428
Noncontrolling shareholders’ income	(399)	(2,086)

Income from continuing operations	19,505	1,342
Income from discontinued operations, net of income taxes	1,246	344

Net income	$20,751	$1,686

Basic earnings per share
Income from continuing operations	$0.32	$0.02
Income from discontinued operations	0.02	0.01

Net income	$0.34	$0.03
Diluted earnings per share
Income from continuing operations	$0.31	$0.02
Income from discontinued operations	0.02	0.01

Net income	$0.33	$0.03
Weighted average shares outstanding
Basic	61,475	59,484
Diluted	61,972	60,474
Depreciation	$31,352	$34,019
Amortization	$1,867	$1,358
Capital expenditures	$42,754	$31,664
Segment information
Net sales
North American Tire	$515,089	$497,672
International Tire	182,961	231,780
Eliminations	(28,450)	(50,131)
Segment profit (loss)
North American Tire	26,797	8,144
International Tire	6,114	6,909
Eliminations	(825)	(1,269)
Unallocated corporate charges	(2,957)	(4,230)

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	March 31, 2008
Assets

Current assets:
Cash and cash equivalents	$262,386	$266,041
Short-term investments	—	49,139
Accounts receivable	441,445	376,490
Inventories	355,518	401,570
Other current assets	130,264	133,845
Assets of discontinued operations	41,760	—

Total current assets	1,231,373	1,227,085
Property, plant and equipment	980,985	1,002,482
Goodwill	24,439	24,439
Restricted cash	7,579	2,743
Intangibles and other assets	92,287	89,981

	$2,336,663	$2,346,730

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$148,035	$126,503
Payable to non-controlling owner	22,906	3,707
Trade payables and accrued liabilities	389,675	451,733
Income taxes	8,837	1,398
Liabilities of discontinued operations	10,678	1,424
Current portion of long term debt	—	17,160

Total current liabilities	580,131	601,925
Long-term debt	523,146	435,775
Postretirement benefits other than pensions	261,337	246,912
Other long-term liabilities	224,416	172,005
Long-term liabilities of discontinued operations	9,281	9,655
Deferred income taxes	—	—
Noncontrolling shareholders’ interests in consolidated subsidiaries	73,587	95,371
Stockholders’ equity	664,765	785,087

	$2,336,663	$2,346,730

These interim statements are subject to year-end adjustments.
Certain amounts for the prior year have been reclassified to conform to 2008 presentations.